UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities
Exchange Act of 1934

June 23, 2006
Date of Report (Date of earliest event reported)

METALDYNE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-12068	38-2513957
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

See the description of the First Amendment to Amended and Restated Receivables Transfer Agreement and Consent (the “Amendment”) contained under the heading “Other Events” in Item 8.01 below, which disclosure is incorporated by reference herein. The description set forth therein of the terms and conditions of the Amendment is qualified in its entirety by reference to the full text of Amendment, which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

Item 8.01 Other Events.

Metaldyne Corporation (the “Company”) is reporting the impact of a sale of certain claims against a significant customer, Dana Corporation (“Dana”), and an amendment of its accounts receivable securitization to consent to this sale and to exclude Dana pre-petition receivables from certain calculations in the facility documentation.

On March 3, 2006, Dana and certain of its subsidiaries filed a voluntary petition in bankrupcty and, consequently, during the first quarter of 2006, the Company booked a reserve against its Dana pre-petition receivables. In addition, shortly after the bankruptcy filing and as required, the Company reduced its outstanding balances of its accounts receivable securitization facility by the amount of the Dana pre-petition receivables as they had become ineligible under the terms of the facility.

The Company subsequently entered into negotiations with Dana with respect to claims against Dana and certain of Dana’s subsidiaries (collectively, the “Dana debtors”) and, on May 17, 2006, the U.S. Bankruptcy Court Southern District of New York approved a settlement agreement among the Company and the Dana debtors. The settlement agreement, among other things, (i) approved the payment of damages to the Company relating to the Dana debtors’ rejection in bankruptcy of a supply agreement under which the Company manufactured knuckles for certain of the Dana debtors, (ii) approved the payment of 75% of certain administrative claims of the Company against certain of the Dana debtors and (iii) approved the right of the Company to offset certain payments due to a Dana foreign subsidiary against pre-petition receivables from certain Dana debtors.

Following this approval, the Company decided to liquidate the balance of its pre-petition trade claims against the Dana debtors (after giving effect to the settlement agreement, including the damages portion) through the sale of the trade claims to a third party. This transaction closed on June 21, 2006. Due to the nature of the reserves that were recognized by the Company in the first quarter, the set-off payments of the Dana foreign subsidiary under the settlement agreement and the sale of the damages and other claims allowed by the bankruptcy court as part of the settlement agreement, the Company will realize a net positive impact from this sale in the second quarter of approximately $4.2 million from continuing operations.

To secure a consent to the sale of the pre-petition receivables and to address the impact of the Dana bankruptcy on certain calculations, the Company and MRFC, Inc. (its wholly owned special purpose receivables subsidiary) entered into an amendment and consent to its accounts receivable financing facility with General Electric Capital Corporation and the required purchasers party thereto. The First Amendment to Amended and Restated Receivables Transfer Agreement and Consent excludes, effective as of March 3, 2006, the Dana pre-petition receivables from the definitions of “Defaulted Receivables” and therefore from the calculation of the “Default Ratio”, which would otherwise have been violated notwithstanding the reduction in eligible receivables balances that was made following the Dana bankruptcy filing and the subsequent sale of the receivables.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit 10.1
First Amendment to Amended and Restated Receivables Transfer Agreement and Consent among MRFC, Inc., Metaldyne Corporation, General Electric Capital Corporation and the Requisite Purchasers party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2006

METALDYNE CORPORATION
By: /s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil Title: Executive Vice President and Chief Financial Officer